EXHIBIT 21

         The following are wholly-owned subsidiaries of 2-Infinity, Inc.:

         -      Lakota Oil & Gas, Inc., a Texas corporation;
         -      2-Infinity.com, Inc., a Texas corporation;
         -      AGM, Inc., a Nevada corporation; and
         -      Maximum Return & Development, Inc., a Pennsylvania corporation.